Exhibit 5

                Opinion of Alston & Bird regarding the legality of
                       the securities being registered.

May 31, 1995

National Data Corporation

National Data Plaza
Atlanta, Georgia 30329-2010

Gentlemen:

        This opinion is given in connection with the filing by National Data Corporation ("NDC") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to up to 25,000 shares (the "Shares") of the $.125 par value Common Stock of NDC (the "Common Stock") to be issued to directors of NDC pursuant to the National Data Corporation Director Compensation Plan (the "Plan").

        We have examined such corporate records and documents as we deemed relevant and necessary to enable us to give the opinion set forth herein, including the Certificate of Incorporation and Bylaws of NDC, as amended, and resolutions of the Board of Directors of NDC authorizing the Plan.

        Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan, upon issuance in accordance with the terms and conditions of the Plan, will be duly authorized, legally issued, and fully paid and non-assessable und er the Delaware General Corporation Law as in effect on this date.

        Neil Williams, a partner of Alston & Bird, is a director of NDC.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                Sincerely yours,

                                ALSTON & BIRD


                        By:  /s/ Jeffrey P. Adams